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                                                          Exhibit 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Westinghouse Electric Corporation of our report dated February 12, 1996 except for the restatements discussed in notes 1, 3 and 24, for which the dates are March 31, 1996, November 13, 1996 and July 11, 1997, appearing on page 28 of Westinghouse Electric Corporation's Form 10-K/A Amendment No. 1 for the year ended December 31, 1996 and to the incorporation by reference of our report on the financial statement schedule appearing on page 69 of Westinghouse Electric Corporation's Form 10-K for the year ended December 31, 1996.

/s/ Price Waterhouse LLP
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    Price Waterhouse LLP
    Pittsburgh, Pennsylvania
    October 8, 1997